Exhibit 99.1

Contact:	John P. Funkhouser President and Chief Executive Officer or Michael Riddle Executive Vice President (919) 582-2600 www.pharmanetics.com

PHARMANETICS RECEIVES FINAL MILESTONE PAYMENT FROM AVENTIS

Joint Commercialization Efforts To Be Initiated

RALEIGH, N.C. (December 19, 2002) – PharmaNetics, Inc. (NASDAQ/NM: PHAR), a leader in theranostics specializing in the management of therapeutics affecting coagulation, today announced that it has received the final milestone payment under its Collaborative Development Agreement with Aventis Pharmaceuticals Inc. (Aventis), the U.S. pharmaceutical company of Aventis (NYSE: AVE), for development and completion of a rapid bedside qualitative enoxaparin test (ENOX). The final payment represents the conclusion of a $5 million two year test development program as PharmaNetics and Aventis now initiate a collaborative marketing and promotion program to promote the use of the ENOX test to detect the anticoagulant effects of Aventis Pharmaceuticals’ enoxaparin sodium (Lovenox®), the number-one selling low-molecular weight heparin (LMWH) in the world.

PharmaNetics received FDA clearance for the ENOX test in August and completed the ELECT (EvaLuating Enoxaparin Clotting Times) trial in September. The ELECT trial results were presented at an investigators conference at the American Heart Association. This trial was designed to demonstrate how the test could be used in clinical application. The development program was conducted to address a desire by some cardiovascular interventionalists to discern the anticoagulant effects of enoxaparin during invasive cardiac procedures.

John P. Funkhouser, president and chief executive officer of PharmaNetics, said, “We are pleased to receive the final milestone payment from Aventis, but even more important, we are tremendously excited about the initiation of the coordinated marketing efforts between our two companies. We are in the process of detailing the joint commercialization efforts and firming up various promotional, educational and sales programs to insure a focused and targeted product launch. We expect to discuss these programs in early January and give guidance to the investment community on financial expectations for 2003 – 2004 at that time.”

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In addition, the Company closed a loan in December with General Electric Credit Corporation for $1.5 million. The 36-month loan contains no financial covenants and is secured primarily by production equipment.

PharmaNetics, Inc., a leading biotech company, conceived the term “theranostics,” defining an emerging new field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System for its principal target market of managing powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as for monitoring routine anticoagulants. For more information about the Company and the ENOX Test, please visit PharmaNetics’ website at: www.pharmanetics.com.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties, such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including Form 10-K, Form 10-Q and Form 8-K reports.